UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549






                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 11)*


                        Petroleum & Resources Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   716549 10 0
                      ------------------------------------
                                 (CUSIP Number)


                               December 27, 1999
                            ------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                |_| Rule 13d 1(b)
                                |_| Rule 13d 1(c)
                                |X| Rule 13d 1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





                               Page 1 of 4 pages

--------------------------------------------------------------------------------
CUSIP No. 716549 10 0               13G                        Page 2 of 4 Pages
--------------------------------------------------------------------------------


------------- ------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              THE ADAMS EXPRESS COMPANY
              Tax I.D. 13-4912740
------------- ------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) |_|
                                                                   (b) |_|

------------- ------------------------------------------------------------------
     3        SEC USE ONLY


------------- ------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              MARYLAND
---------------------------------- ---------- ----------------------------------
                                       5      SOLE VOTING POWER

                                              1,210,085 shs.
            NUMBER OF
                                   ---------- ----------------------------------
             SHARES                    6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                          -0-

                                   ---------- ----------------------------------
              EACH                     7      SOLE DISPOSITIVE POWER
            REPORTING
             PERSON                           1,210,085 shs.

                                   ---------- ----------------------------------
              WITH                     8      SHARED DISPOSITIVE POWER

                                              -0-
---------------------------------- ---------- ----------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              1,210,085 shs.
------------- ------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES*

                                                                   |_|
------------- ------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              8.5%
------------- ------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              IV
------------- ------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!






                               Page 2 of 4 pages

Item 1.

(a) Name of Issuer:

                           Petroleum & Resources Corporation

(b) Address of Issuer's Principal Executive Office:

                           7 St. Paul Street, Suite 1140
                           Baltimore, MD 21202



Item 2.

         (a), (b) and (c) Name of Persons Filing, Address of Principal Business
                          -----------------------------------------------------
 Office and Citizenship:
 -----------------------

                           This statement is filed by The Adams Express Company,
a Maryland corporation, which has its principal office at 7 St. Paul Street, Suite 1140, Baltimore, MD 21202.

(d) Title of Class of Securities:

                           Common Stock

(e) CUSIP Number:

                           716549 10 0

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or
        (c), check whether the person filing is an:

                  Not applicable.


Item 4. Ownership

                  (a) Amount beneficially owned:  1,210,085

                  (b) Percent of Class:  8.5%

                  (c) Number of shares as to which the person has:

                           (i)   Sole power to direct the vote:  1,210,085

                           (ii)  Shared power to direct the vote:  -0-

                           (iii) Sole power to dispose or to direct the
                                 disposition of:  1,210,085

                           (iv) Shared power to dispose or to direct the disposition of: -0-



                                Page 3 of 4 pages

Item 5. Ownership of Five Percent or Less of a Class

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class securities, check the following |_|.



Item 6. Ownership of More than Five Percent on Behalf of Another Person

                  Not applicable.



Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

                  Not applicable.



Item 8. Identification and Classification of Members of the Group

                  Not applicable.



Item 9. Notice of Dissolution of Group

                  Not applicable.



Item 10. Certification

                  Not applicable.


                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 16, 2000

                                             THE ADAMS EXPRESS COMPANY


                                             By: /s/ Lawrence L. Hooper
                                                -------------------------------
                                                  Lawrence L. Hooper, Esq.
                                                   Vice President, Secretary and
                                                       General Counsel


                               Page 4 of 4 pages